Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com

FIRM / AFFILIATE OFFICES
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November 26, 2025	Chicago	Paris
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Omnicom Group Inc.

280 Park Avenue

New York, New York 10017

Re:	Registration Statement on Form S-8; 5,943,733 shares of
Common Stock, par value $0.15 per share, of Omnicom Group Inc.

Ladies and Gentlemen:

We have acted as special counsel to Omnicom Group Inc., a New York corporation (the “Company”), in connection with the proposed issuance of up to 5,943,733 shares of common stock, $0.15 par value per share (the “Shares”), to be issued pursuant to the Omnicom Group Inc. 2021 Incentive Award Plan and The Interpublic Group of Companies, Inc. Amended and Restated 2019 Performance Incentive Plan (collectively, the “Plans”). The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 26, 2025 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectuses, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Business Corporation Law of the State of New York, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the applicable Plan, assuming in each case that the individual issuances, grants or awards under the applicable Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and

November 26, 2025

exercised in accordance with the requirements of law and the applicable Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Business Corporation Law of the State of New York.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP